UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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SinoHub, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SINOHUB, INC.
6/F, BUILDING 51, ROAD 5, QIONGYU BLVD.
TECHNOLOGY PARK, NANSHAN DISTRICT
SHENZHEN, PEOPLE’S REPUBLIC OF CHINA 518057

ANNUAL MEETING OF SHAREHOLDERS

___________________________

June 13, 2011

Dear Shareholder:

Notice is hereby given that the 2011 Annual Meeting of Stockholders of SinoHub, Inc. (the “Company”), which was originally scheduled to be held at the Company’s offices at 6/F, Building 51, Road 5, Qiongyu Blvd., Technology Park, Nanshan District, Shenzhen, People’s Republic Of China 518057 on Thursday, June 23, 2011 at 10:00 a.m. local time, has been postponed and rescheduled for 10:00 a.m. local time on Wednesday, July 13, 2011. The Annual Meeting, as rescheduled, will still be held at the Company’s offices in Shenzhen. The Company decided to postpone the Annual Meeting in order to give it more time to solicit additional proxies in support of the proposals to come before the Annual Meeting as a result of a delay in mailing the proxies to certain stockholders caused by a shipment of proxies being temporarily held up by US Customs.

The close of business on May 20, 2011 will remain as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any and all postponements or adjournments thereof. In addition, no change has been made to the proposals to come before the Annual Meeting, which were presented in the Proxy Statement that the Company either previously mailed to you or which accompanies this letter and that the Company filed with the Securities and Exchange Commission on May 27, 2011. Valid proxies that have already been submitted will continue to be valid for purposes of the rescheduled Annual Meeting on Wednesday, July 13, 2011 and at any and all postponements or adjournments thereof.

Sincerely,

Henry T. Cochran
Chairman and Chief Executive Officer